Ingersoll Rand Announces 2008 Fourth-Quarter Adjusted Earnings of  $0.53 per Share
from Continuing Operations

•	Fourth-quarter adjusted earnings per share from continuing operations of $0.53* exceeded revised guidance.
•	2008 full-year adjusted EPS of $3.34* from continuing operations.
•	Reported revenues of $3,670 million in the fourth quarter, down by approximately 8% on a proforma basis compared with 2007, excluding the impact of currency.
•	Trane integration synergies for 2008 of $105 million exceeded target.
•	Fourth-quarter restructuring actions expected to generate $135 million of gross savings in 2009.
•	Recorded a $3.4 billion after-tax non-cash asset impairment charge in year end results.
•	Debt levels reduced by $893 million since completion of Trane acquisition.

*Fourth quarter and full year adjustments to earnings include an asset impairment charge, restructuring costs and one-time acquisition costs which totaled $3.4 billion for the fourth quarter and $3.6 billion for full year 2008.

Hamilton, Bermuda, February 11, 2009 – Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that total revenues increased by 58% for the fourth quarter of 2008, compared with the 2007 fourth quarter due to the acquisition of Trane.  Adjusted EPS from continuing operations exceeded revised guidance.
The company reported a net loss of $3,290 million, or diluted earnings per share (EPS) of ($10.27), for the fourth quarter of 2008.  The fourth-quarter net loss included $3,275 million, or EPS of ($10.22) from continuing operations, as well as $(15.0) million of expense, or EPS of ($0.05) from discontinued operations.  Fourth-quarter continuing earnings include a non-cash impairment charge for goodwill and intangible assets (see Asset Impairment Charge, page 6), one-time acquisition costs and restructuring costs.  Excluding these items, fourth-quarter earnings from continuing operations were $0.53 per share. ( See table below)

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For the fourth quarter of 2007 EPS was $9.06, with EPS of $0.61 from continuing operations and $8.45 from discontinued operations.  The earnings of discontinued operations included a gain on the sale of the Compact Equipment businesses and a charge to increase asbestos reserves.

Diluted Earnings Per Share 4Q 2008
4Q 2008
Reported Continuing EPS (Loss)	$(10.22)
Add Back
Impairment Charge	$10.56
Restructuring Costs	$0.16
Acquisition Costs	$0.03
Subtotal	$10.75

Continuing Operations Ongoing	$0.53

“Despite increasingly difficult market conditions in the fourth quarter, we delivered strong operating results while reducing debt by approximately $428 million.  We are also pleased that the fourth quarter synergies from the Trane acquisition exceeded our expectations,” said Herbert L. Henkel, chairman and chief executive officer.  “We are also accelerating productivity and cost reduction actions and have undertaken a major company-wide restructuring to adjust our cost structure to offset slowing end market activity.
“While the economic conditions for the foreseeable future will remain a challenge, I am confident that our products and solutions will continue to meet our customers’ requirements in the areas of safety, comfort and efficiency.  In addition, we will continue to improve our processes, reduce our costs and enhance our customer offerings to emerge from the current economic downturn as a stronger and better company.”

Additional Highlights for the 2008 Fourth Quarter
Revenues:  The company’s reported revenues increased by 58% to $3,670 million compared with revenues of $2,323 million for the 2007 fourth quarter.  Fourth-quarter 2008 includes $1,652 million of revenues from Trane, which is reported as the Air Conditioning Systems and Services (ACSS) segment.  On a proforma basis, total fourth-quarter revenues declined by approximately 11.5% including a negative currency impact of 3.5%, compared with 2007. On a proforma basis, North American revenues declined by 14%, while revenues from overseas operations decreased by approximately 7%.  In addition, worldwide product revenues declined by approximately 15% and recurring revenues declined slightly compared with the fourth quarter of 2007.

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Operating Income (Loss) and Margin:  Reported operating loss for the fourth quarter was $3,530 million compared with operating income of $299 million for the fourth quarter of 2007.  Fourth-quarter 2008 included approximately $3,804 million of pre-tax costs related to the asset impairment charge of $3,710 million, one-time costs from the acquisition of Trane of $23 million and restructuring costs of $71 million.  Fourth-quarter operating margin was 7.5%, excluding impairment, restructuring and the one-time items.  Positive leverage from expense reductions, productivity actions and price increases was offset by lower volumes, currency translation and material inflation.

Interest and Other Income/Expense:  Interest expense was $88.9 million for the fourth quarter of 2008, compared with $36.4 million in the 2007 fourth quarter, due to higher average debt balances related to the acquisition of Trane.  Other expense totaled $18.4 million for the fourth quarter, compared with $15.0 million of income for the fourth quarter of 2007.  The year-over-year difference is primarily attributable to lower interest income and higher currency losses in 2008.

Taxes:  For full year 2008, the company recorded an income tax benefit of $208.6 million for continuing operations.  This reflects the pre-tax loss that resulted from the $3.7 billion impairment charge.  Excluding the effects of the impairment charge, restructuring costs and one-time acquisition costs, the company had a 16.4% effective rate.
For the 2008 fourth quarter, the company’s continuing operations reflected an income tax benefit of $361.9 million, primarily due to the impairment charge.  Excluding the effects of the impairment charge, restructuring costs and one-time acquisition costs, earnings from continuing operations reflected a tax benefit of $3 million.  This tax benefit resulted from a year-to-date true-up to adjust the full-year tax rate down to 16.4%.  This rate decline is principally due to lower than previously projected earnings, particularly from higher tax jurisdictions, as well as the favorable impact of tax planning strategies.  Tax valuation allowance adjustments had a negative impact on the tax rate.

Full-Year 2008 Results
Full-year 2008 net revenues were $13,227 million, a 51% increase compared with net revenues of $8,763 million in 2007.  On a proforma basis, including a full year of Trane results, revenues increased by 1% and were flat excluding the effects of currency.  Operating income for 2008, excluding adjustments for impairment, restructuring and one-time costs, totaled $1,408.0 million compared with $1,057.8 million in 2007.  Operating margin for 2008, excluding cost adjustments, was 10.6% compared with 12.1% in the prior year.   Higher pricing and productivity improvements were more than offset by inflation and unfavorable product mix.
The company reported full-year 2008 EPS of ($8.73).  EPS from continuing operations was ($8.54).  Full-year continuing operations include a number of unusual items including: a non-cash charge for asset impairment; costs related to the acquisition of Trane; and restructuring charges.  Excluding these items, full-year EPS was $3.34.  EPS from discontinued operations was ($0.19) for full-year 2008.

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The company reported full-year 2007 EPS of $13.43.  EPS from continuing operations was $2.48.  Full-year results also include restructuring costs equal to EPS of ($0.06).  Earnings per share from discontinued operations were $10.95 and included gains on the sale of discontinued construction machinery businesses; a charge related to increased asbestos reserves; and earnings from discontinued businesses.
The company generated available cash flow for full-year 2008 of $612 million.

Fourth-quarter Business Review
The company classifies its businesses into four reportable segments based on industry and market focus:  Air Conditioning Systems and Services (added on June 5 with the acquisition of Trane), Climate Control Technologies, Industrial Technologies, and Security Technologies.

Air Conditioning Systems and Services (ACSS), which represents the results of Trane, provides systems and services that enhance the quality and comfort of the air in homes and non-residential buildings.  Reported revenues for the quarter were $1,652 million compared with $1,823 million of proforma revenues in 2007.  Total proforma revenues for the fourth quarter decreased by 9%, and by 7% excluding currency translation, due to declining activity in worldwide commercial construction and slower replacement sales.  On a year-over-year proforma basis, global commercial equipment and systems revenues declined by 5%, with a 10% decrease in equipment revenues and a 4% increase in parts, services and solutions.  Commercial revenues in North America declined by 5% and international revenues decreased by 4% reflecting both slowing markets in Europe and a 6% impact from currency.  Residential revenues declined by 26% in the fourth quarter due to continuing weakness in the U.S. housing market.  Fourth-quarter operating income included $34 million of one-time acquisition-related costs and restructuring, in addition to $32 million of ongoing amortization.  Excluding one-time costs, impairment, restructuring, and ongoing amortization, fourth-quarter operating margin was 4.5% compared with 8.4% in 2007.

Climate Control Technologies provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann® and Thermo King®.  Revenues for the sector of $751 million decreased by approximately 18% and by 13% excluding currency compared with the fourth quarter of 2007.  Fourth-quarter 2008 reported operating margin, excluding impairment and restructuring costs, was 7.8% compared with 13.3% in the 2007 fourth quarter.  The margin decline was due to lower volumes, unfavorable mix, material inflation and currency, which more than offset substantial productivity improvements.
Total worldwide refrigerated trailer and truck revenues declined by 29%, reflecting the decline of the heavy truck market in North America and Europe.  Sea-going container sales, worldwide bus and aftermarket revenues also declined substantially compared with 2007 due to slower end market activity.  Sales of the TriPac® auxiliary power unit more than doubled in the fourth quarter compared with last year.  Worldwide revenues for refrigerated display cases and contracting decreased by 10% compared with the fourth quarter of 2007 primarily from declines in display case sales to regional supermarkets in the Americas and a double-digit decline in the installation business.

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Industrial Technologies is focused on providing solutions to enhance customers’ industrial and energy efficiency and provides equipment and services for compressed air systems, tools, fluid power production and energy generation systems.  Total revenues of $671 million in the fourth quarter declined by approximately 12%, and by 8% excluding the impact of currency translation.  Declining industrial, fluid handling and tool markets in North America and Europe caused Air and Productivity Solutions revenues to decline by 11% year-over-year.  Revenues in the Americas declined by 5% compared with last year due to an 6% drop in unit volumes and a 3% decline in recurring revenues.  Air and Productivity Solutions revenues outside of the Americas decreased by 14%, and by 7% excluding currency translation, primarily due to declining industrial activity in Europe and India.   Club Car revenues declined by 22% compared with strong results in the fourth quarter of 2007 due to sluggish golf and consumer markets in the United States.  Fourth-quarter operating margin for Industrial Technologies of 11.2% excluding restructuring, declined compared with last year due to lower volumes, unfavorable mix, and higher inflation, which were partially offset by cost productivity and higher prices.

Security Technologies includes mechanical and electronic security products; biometric and access-control technologies; security and scheduling software; integration and services.  Fourth-quarter revenues declined by approximately 8% to $596 million, reflecting lower residential volume in the United States, and slowing commercial construction markets in the Americas and Europe. Excluding currency, revenues declined by 5%.  Commercial revenues in the Americas declined by 5% and revenues in Europe declined by 14% and by 2% on a currency neutral basis.  Americas Residential revenues decreased by approximately 18%, due to lower same-store sales at “Big Box” customers and ongoing weakness in the new-homebuilder channel.  This decline was partially offset by sales growth in South America.  Sector fourth-quarter operating margin was 19.8% excluding impairment and restructuring costs.  Adjusted margins increased despite the lower volumes, due to better pricing, favorable mix and productivity gains.

Balance Sheet
Total debt at the end of the fourth quarter was approximately $5.1 billion, which included $999 million of commercial paper and an acquisition-related bridge loan of approximately $750 million.  Debt levels, including off balance sheet receivable securitization financing, were reduced by $428 million in the fourth quarter and by approximately $900 million since the acquisition of Trane in June 2008.  During the quarter, the company maintained access to the commercial paper market and the company’s borrowing rates have come down from their peak.  The company also maintained significant financial flexibility and liquidity with $3 billion of available credit facilities.  The company expects to refinance the acquisition bridge loan during the first half of 2009 through the issuance of public debt.

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Asset Impairment Charge
As previously disclosed, the company performed its annual impairment test on goodwill and indefinite life intangible assets during the fourth quarter as required under U.S. GAAP.  The tests were performed at the business unit reporting level to evaluate the unit’s carrying value compared with an estimate of its fair market value.  As a result of significant declines in the macro economic market conditions, there has been a substantial decline in global equity valuations and the company’s market capitalization.  Based on the results of our current valuation, the company recorded a $3.7 billion non-cash pre-tax ($3.4 billion after-tax) impairment charge in fiscal year-end results, largely relating to the Air Conditioning Systems and Services sector.  The European businesses of the Climate Control Technologies and Security Technologies sectors were also impacted.  The impairment charge is a non-cash item and does not impact the company’s existing debt covenants, or its borrowing capacity under current liquidity agreements.

Trane Acquisition Synergy
The company continued to make substantial progress in realizing the integration savings related to the acquisition of Trane.  Full-year 2008 savings of $105 million exceeded the initial forecast of $75 million.  The company expects to generate $175 million to $185 million of additional savings in 2009, which would exceed the prior forecast of $125 million.

Restructuring Activity
“We accelerated our productivity actions in the fourth quarter of 2008 to deal with slowing end-market demand while continuing to build a strong business for the future,” said Henkel.  “During the fourth quarter we initiated corporate-wide restructuring actions to streamline both our manufacturing footprint and our general and administrative cost base.  Approximately $71 million of the projected $110 million of restructuring costs was incurred in the fourth quarter of 2008.  The combination of these actions is expected to generate $135 million of gross annual pretax savings in 2009.”

2009 Outlook
“For 2009, our forecast has considerable added complexity compared to previous years due to recent sharp declines in the world economy.  We are operating with a conservative baseline plan and have developed additional contingency actions if markets perform below expectations.

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“For 2009, we expect declining activity in most of our major end-markets.  The U.S. and European economies are forecast to decline in 2009 with the most pronounced year-over-year negative comparisons in the first half of the year.  We also expect slow growth in the Middle East and Asia.
“Based on this macro economic view, we expect proforma revenues for the full-year 2009 to decline by 6% to 7% in real terms and down 8% to 9% including the impact of currency.
“For 2009, we expect to capture significant benefits from lower commodity costs, the realization of acquisition synergies and restructuring cost savings.”
“Full-year 2009 EPS from continuing operations is expected to be in the range of $1.85 to $2.25 and we expect to have discontinued costs equal to $0.07 per share.   This full-year forecast excludes restructuring expenses and reflects a tax rate of 20% for continuing operations and an average diluted share count of 325 million shares.  Available cash flow for 2009 is anticipated to reach $1 billion, based on projected earnings and a reduction in working capital.
“First-quarter results will be negatively influenced by current turbulent economic conditions.  First- quarter revenues are forecast to be in the range of $3.1 to $3.2 billion, which is up approximately 50% on the reported basis and down approximately 17% on a proforma basis compared with the first quarter of 2008.  Reported EPS for the first quarter will approximately break even, but we see additional downside risk of ($0.15) per share.  Despite slower economic conditions, our business fundamentals remain strong.  We have leading global brands and leading market shares in all of our major product lines.  We have growing geographic diversity and our large installed product base provides significant opportunities to expand our parts, services and controls businesses.  Our balance sheet is solid, we have maintained access to the commercial paper markets, and we have significant available liquidity.  Our number one priority is managing through the current economic slowdown so that we mitigate its impact and emerge as a stronger, more efficient company.”
“We will discuss how Ingersoll Rand is improving operations for 2009 and our longer term business transformation on Friday, February 13, 2009 at our annual analyst and investor meeting.  We will provide an overview of the company and each of our leaders, including Michael Lamach, our newly appointed president and chief operating officer will discuss their businesses.  The meeting’s presentations will be webcast, and will be accessible on our company website www.ingersollrand.com beginning at 8:00 am eastern time and will conclude at approximately 12:00 pm.”

This news release includes "forward-looking statements" that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive, and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the quarter ended September 30, 2008.

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Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.
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02/11/09

(See Accompanying Tables)

For more information, media may contact:  Paul Dickard (201-573-3120), paul_dickard@ingersollrand.com.
For more information, investors and financial analysts may contact:  Bruce Fisher (732-980-6095),
bruce_fisher@ingersollrand.com or Joe Fimbianti (201-573-3113), joseph_fimbianti@irco.com.

INGERSOLL-RAND COMPANY, LIMITED
Condensed Consolidated Income Statement
(In millions, except per share amounts)

UNAUDITED

	For the Quarter		For the Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Net revenues	$3,670.0	$2,323.3	$13,227.4	$8,763.1

Cost of goods sold	(2,801.6)	(1,658.2)	(9,748.1)	(6,272.0)

Selling & administrative expenses	(688.2)	(366.3)	(2,343.1)	(1,433.3)

Asset impairment	(3,710.0)	-	(3,710.0)	-

Operating income (loss)	(3,529.8)	298.8	(2,573.8)	1,057.8

Interest expense	(88.9)	(36.4)	(245.4)	(136.2)

Other income (expense), net	(18.4)	15.0	43.2	15.9

Earnings (loss) before income taxes	(3,637.1)	277.4	(2,776.0)	937.5

Benefit (provision) for income taxes	361.9	(106.4)	208.6	(204.4)

Earnings (loss) from continuing operations	(3,275.2)	171.0	(2,567.4)	733.1

Discontinued operations, net of tax	(15.0)	2,347.5	(57.4)	3,233.6

Net earnings (loss)	$(3,290.2)	$2,518.5	$(2,624.8)	$3,966.7

Diluted earnings (loss) per common share
Continuing operations	$(10.22)	$0.61	$(8.54)	$2.48
Discontinued operations	(0.05)	8.45	(0.19)	10.95
	$(10.27)	$9.06	$(8.73)	$13.43

Weighted-average number of common
shares outstanding:
Diluted	320.4	278.0	300.6	295.3

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Business Review
(In millions, except percentages)
UNAUDITED

	For the Quarter		For the Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Air Conditioning Systems & Services
Net revenues	$1,652.3	$-	4,401.3	$-
Operating income (loss)	(3,301.2)	-	(3,145.7)	-
and as a % of Net revenues	-199.8%	-	-71.5%	-

Climate Control Technologies
Net revenues	751.5	915.4	3,356.8	3,372.4
Operating income (loss)	(19.0)	113.3	278.9	382.6
and as a % of Net revenues	-2.5%	12.4%	8.3%	11.3%

Industrial Technologies
Net revenues	670.5	758.0	2,938.3	2,877.1
Operating income (loss)	70.3	97.7	353.7	392.0
and as a % of Net revenues	10.5%	12.9%	12.0%	13.6%

Security Technologies
Net revenues	595.7	649.9	2,531.0	2,513.6
Operating income (loss)	(253.0)	121.7	100.4	433.5
and as a % of Net revenues	-42.5%	18.7%	4.0%	17.2%

Total
Net revenues	$3,670.0	$2,323.3	$13,227.4	$8,763.1
Operating income (loss)	(3,502.9)	332.7	(2,412.7)	1,208.1
and as a % of Net revenues	-95.4%	14.3%	-18.2%	13.8%

Unallocated corporate expense	(26.9)	(33.9)	(161.1)	(150.3)

Consolidated operating income (loss)	$(3,529.8)	$298.8	$(2,573.8)	$1,057.8
and as a % of Net revenues	-96.2%	12.9%	-19.5%	12.1%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Depreciation, Amortization and Capital Expenditures
(In millions)

UNAUDITED

	Q1 2008	Q2 2008	Q3 2008	Q4 2008

Total Legacy IR
Depreciation & Amortization	$37.7	$39.0	$38.7	$35.3

Capital Expenditures	37.4	53.1	56.3	49.9

Air Conditioning Systems and Services
Depreciation & Amortization *	-	19.4	72.6	64.7

Capital Expenditures	-	14.2	35.2	59.9

Total Ingersoll Rand
Depreciation & Amortization *	$37.7	$58.4	$111.3	$100.0

Capital Expenditures	37.4	67.3	91.5	109.8

NOTE: ACSS had capital expenditures of $34.7M and $48.4M in calendar Q1 and Q2 2008, respectively.

*  Excludes amortization of debt issue costs and non-cash purchase accounting charges associated with the fair value allocation of purchase price to inventory, backlog and in process research and development costs associated with the acquisition of Trane.

INGERSOLL-RAND COMPANY LIMITED
Reconciliation of non-GAAP to GAAP
(In millions, except per share amounts)
UNAUDITED

	For the year ended December 31, 2008
	As			As
	Reported	Adjustments		Adjusted

Net revenues	$13,227.4	$-		$13,227.4
Operating income (loss)	(2,573.8)	3,981.8	(a)	1,408.0
Operating margin	-19.5%	n/a		10.6%
Earnings (loss) from continuing operations	(2,567.4)	3,582.8		1,015.4
Net earnings (loss)	(2,624.8)	3,582.8	(g)	958.0

Diluted earnings (loss) per common share
Continuing operations	$(8.54)	$11.88		$3.34
Discontinued operations	(0.19)	-		(0.19)
Total	$(8.73)	$11.88		$3.15

Weighted-average number of common
shares outstanding
Diluted	300.6	3.1		303.7

	Detail of Adjustments:
	Recorded in operating income
(b)	Integration Charges	$35.5
(c)	Purchase Accounting Charges	158.4
(d)	Restructuring Charges	77.9
(e)	Impairment Charges	3,710.0
(a)	Sub-Total	3,981.8

	Recorded in other income (expense), net
(f)	Bridge Loan Fees	9.3

	Total pretax adjustments	3,991.1
	Tax impact	(408.3)
(g)	Net earnings	$3,582.8

(b)	Represents employee termination benefits and integration costs associated with the acquisition of Trane.
(c)	Represents non-cash purchase accounting charges associated with the fair value allocation of purchase price to inventory, backlog and in process research and development costs associated with the acquisition of Trane.
(d)	Represents employee termination benefits and other costs associated with announced restructuring plans.
(e)	Represents goodwill and other intangible asset impairment charges recorded in the fourth quarter of 2008.
(f)	Represents the amortization of fees associated with the bridge loan financing used to fund the acquisition of Trane.

The Company reports its financial results in accordance with generally accepted accounting principles in the
United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period to period comparative basis, the relative impact of integration and restructuring charges, bridge loan fees, non-recurring costs related to the acquisition of Trane, and impairment charges. The adjusted information is intended to be more indicative of the
Company's core operating results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Reconciliation of non-GAAP to GAAP
(In millions, except per share amounts)
UNAUDITED

	For the quarter ended December 31, 2008
	As			As
	Reported	Adjustments		Adjusted

Net revenues	$3,670.0	$-		$3,670.0
Operating income (loss)	(3,529.8)	3,804.0	(a)	274.2
Operating margin	-96.2%	n/a		7.5%
Earnings (loss) from continuing operations	(3,275.2)	3,446.7		171.5
Net earnings (loss)	(3,290.2)	3,446.7	(g)	156.5

Diluted earnings (loss) per common share
Continuing operations	$(10.22)	$10.75		$0.53
Discontinued operations	(0.05)	0.01		(0.04)
Total	$(10.27)	$10.76		$0.49

Weighted-average number of common
shares outstanding
Diluted	320.4	1.4		321.8

	Detail of Adjustments:
	Recorded in operating income
(b)	Integration Charges	$8.8
(c)	Purchase Accounting Charges	14.6
(d)	Restructuring Charges	70.6
(e)	Impairment Charges	3,710.0
(a)	Sub-Total	3,804.0

	Recorded in other income (expense), net
(f)	Bridge Loan Fees	1.6

	Total pretax adjustments	3,805.6
	Tax impact	(358.9)
(g)	Net earnings	$3,446.7

(b)	Represents employee termination benefits and integration costs associated with the acquisition of Trane.
(c)	Represents non-cash purchase accounting charges associated with the fair value allocation of purchase price to inventory, backlog and in process research and development costs associated with the acquisition of Trane.
(d)	Represents employee termination benefits and other costs associated with announced restructuring plans.
(e)	Represents goodwill and other intangible asset impairment charges recorded in the fourth quarter of 2008.
(f)	Represents the amortization of fees associated with the bridge loan financing used to fund the acquisition of Trane.

The Company reports its financial results in accordance with generally accepted accounting principles in the
United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period to period comparative basis, the relative impact of integration and restructuring charges, bridge loan fees, non-recurring costs related to the acquisition of Trane, and impairment charges. The adjusted information is intended to be more indicative of the
Company's core operating results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Reconciliation of non-GAAP to GAAP
(In millions)
UNAUDITED

	For the quarter ended December 31, 2008
	Operating Income (Loss) As Reported	Integration Charges (a)	Purchase Accounting Charges (b)	Restructuring Charges (c)	Impairment Charges (d)	Operating Income (Loss) As Adjusted

Air Conditioning Systems & Services	$(3,301.2)	$3.0	$14.6	$15.7	$3,310.0	$42.1
Climate Control Technologies	(19.0)	-	-	37.4	40.0	58.4
Industrial Technologies	70.3	-	-	4.9	-	75.2
Security Technologies	(253.0)	-	-	10.9	360.0	117.9
Total	(3,502.9)	3.0	14.6	68.9	3,710.0	293.6
Unallocated corporate expense	(26.9)	5.8	-	1.7	-	(19.4)
Consolidated operating income (loss)	$(3,529.8)	$8.8	$14.6	$70.6	$3,710.0	$274.2

	For the year ended December 31, 2008
	Operating Income (Loss) As Reported	Integration Charges (a)	Purchase Accounting Charges (b)	Restructuring Charges (c)	Impairment Charges (d)	Operating Income (Loss) As Adjusted

Air Conditioning Systems & Services	$(3,145.7)	$5.0	$158.4	$15.3	$3,310.0	$343.0
Climate Control Technologies	278.9	-	-	38.6	40.0	357.5
Industrial Technologies	353.7	-	-	9.6	-	363.3
Security Technologies	100.4	-	-	13.1	360.0	473.5
Total	(2,412.7)	5.0	158.4	76.6	3,710.0	1,537.3
Unallocated corporate expense	(161.1)	30.5	-	1.3	-	(129.3)
Consolidated operating income (loss)	$(2,573.8)	$35.5	$158.4	$77.9	$3,710.0	$1,408.0

(a)	Represents employee termination benefits and integration costs associated with the acquisition of Trane.
(b)	Represents non-cash purchase accounting charges associated with the fair value allocation of purchase price to inventory, backlog and in process research and development costs associated with the acquisition of Trane.
(c)	Represents employee termination benefits and other costs associated with announced restructuring plans.
(d)	Represents goodwill and other intangible asset impairment charges recorded in the fourth quarter of 2008.

The Company reports its financial results in accordance with generally accepted accounting principles in the
United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period to period comparative basis, the relative impact of integration and restructuring charges, bridge loan fees, non-recurring costs related to the acquisition of Trane, and impairment charges. The adjusted information is intended to be more indicative of the
Company's core operating results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Reconciliation of non-GAAP to GAAP
(In millions)
UNAUDITED

	For the year ended December 31,

	2008	2007	2006	2005	2004

Cash flow from operating activities (a)	$323.2	$896.1	$954.8	$839.1	$789.1
Capital expenditures (a)	(306.0)	(178.5)	(212.3)	(141.8)	(125.6)
Discretionary pension contributions	-	-	-	86.4	140.0
Non-recurring tax payments (b)	594.4	217.0	-	-	-
Available cash flow	$611.6	$934.6	$742.5	$783.7	$803.5

(a) Includes both continuing and discontinued operations.
(b) Represents tax payments on the gains from sales of divested businesses.

The Company reports its financial results in accordance with generally accepted accounting principles in the
United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period to period comparative basis, the relative impact of the adjustments.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION